November 6, 2020 Pete Godbole via email Dear Pete: Smartsheet, Inc. (the “Company”) is pleased to offer you employment with the Company on the terms described below. 1. Position . You will start in a full-time position as Chief Financial Officer and will initially report to the Company’s President & CEO. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company. 2. Compensation and Employee Benefits. You will be paid a starting base salary at the rate of $375,000.00 per year, payable on the Company’s regular payroll dates. You will be eligible for an annual bonus targeted at 70% of your base salary contingent on achievement of company objectives. You will be eligible for a prorated bonus amount in fiscal year 2021 (February 2020 through January 2021), contingent on achievement of individual objectives. As a full-time employee of the Company you will be eligible to participate in a number of Company-sponsored benefits, including a Company-funded health benefits plan, subsidized parking or public transit, and 401(k) plan. Should you elect to decline participation in the Company health plan, you are eligible to receive a portion of the premium on a monthly basis. You will accrue four weeks, which is equal to 20 working days, of paid time off (PTO) annually. 3a. Stock Options. Management will recommend to the Compensation Committee of Company’s Board of Directors (the “Committee”) that you be granted an option to purchase shares of the Company’s Class A Common Stock with a target expense value of $2,050,000.00. The number of shares will be determined using our most recent Black Scholes estimate. The exercise price per share will be equal to the fair market value per share on the date the option is granted, as determined by the Company’s Board of Directors (the “Board”) in good faith. Assuming continuous service, 25% of the option will vest on the 15th day of the month in which the one year anniversary of your hire date occurs, and 6.25% of the option will vest every three months thereafter. The option will be subject to the terms and conditions applicable to options granted under the Company’s 2018 Stock Plan (the “Plan”), as described in the Plan and the applicable stock option agreement. However, the grant of such an option by the Company is subject to the Committee’s approval and this recommendation of approval is not a commitment of compensation and does not create any obligation on the part of the Company. Further details on the Plan and any specific option granted to you will be provided upon approval of such grant by the Committee. DocuSign Envelope ID: C95F24EB-3BD2-4768-8B1A-AE2791269444

3b. Restricted Stock Units. Management will recommend to the Compensation Committee of the Company’s Board of Directors (the “Committee”) that you be granted an award of restricted stock units (“RSUs”) with a target value of $2,050,000.00. The number of shares will be determined by dividing the award value by the average closing price over the 30 day period ending on the last day of the month prior to your hire date (or such trading days as the company has been publicly traded) rounded down to the nearest whole share. Assuming continuous service, 25% of the RSUs will vest on the 15th day of the month in which the one year anniversary of your hire date occurs, and 6.25% of the RSUs will vest every three months thereafter. The award will be subject to the terms and conditions applicable to RSUs awarded under the Company’s 2018 Stock Plan (the “Plan”), as described in the Plan and the applicable restricted stock unit award agreement. However, the grant of such an award by the Company is subject to the Committee’s approval and this recommendation of approval is not a commitment of compensation and does not create any obligation on the part of the Company. Further details on the Plan and any specific award granted to you will be provided upon approval of such award by the Committee. 4. Proprietary Information, Inventions Assignment and Noncompete Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Proprietary Information, Inventions Assignment and Noncompete Agreement. 5. Employment Relationship. Your employment with the Company is subject to Board approval and is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures (as detailed in the Company’s Employee Handbook), may change from time to time, in the sole discretion of the Company, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s President. 6. Outside Activities. During the period of your employment, you will at all times devote your best efforts to the interests of the Company, and will not, without the prior written consent of the Company, engage in, or encourage or assist others to engage in, any other employment or activity that: (a) would divert from the Company any business opportunity in which the Company can reasonably be expected to have an interest; (b) would directly compete with, or involve preparation to compete with, the current or future business of the Company; or (c) would otherwise conflict with the Company’s interests or could cause a disruption of its operations or prospects. 7. Withholding Taxes. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes. DocuSign Envelope ID: C95F24EB-3BD2-4768-8B1A-AE2791269444

8. Background Check; Authorization to Work. This offer is contingent upon successful completion of a reference and background check and the review of your completed director and officer questionnaire that will be supplied to you promptly. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. 9. Entire Agreement. This offer letter constitutes the entire agreement between you and the Company regarding the matters described in this letter, and supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company relating to such subject matter. If you wish to accept this offer, please sign and date the enclosed duplicate original of this letter and the enclosed Proprietary Information, Inventions Assignment and Noncompete Agreement and return them to me. This offer, if not accepted, will expire at close of business on November 10, 2020. We look forward to having you join us no later than December 1, 2020. If you have any questions regarding this offer, please contact me at mark.mader@smartsheet.com. Sincerely, Smartsheet, Inc. ___________________________________ Mark Mader, President & CEO I have read and accept this employment offer. _____________________________________ Pete Godbole _____________________________________ Date Attachment: Exhibit A: Proprietary Information, Inventions Assignment and Noncompete Agreement DocuSign Envelope ID: C95F24EB-3BD2-4768-8B1A-AE2791269444 11/6/2020